MASTER SERVICES AGREEMENT

This agreement between Avasoft, Inc. and any and all of its subsidiary corporations and any and all affiliate corporations, partnerships, or other entities, referred to in this document as "Avasoft" and Quereto, Inc. ("Consultant") is made with reference to the following:

1. Purpose

Avasoft desires to retain the services of Quereto, Inc. as a Consultant. The nature and extent of the work to be performed by Consultant and the compensation to be paid to Consultant therefore in connection with each project to be undertaken hereunder will be described in a Work Statement referencing this Agreement and executed by both Avasoft and Consultant. If Avasoft requests services in addition to those described in a Work Statement, and amended Work Statement shall be executed which describes such additional services, the consulting fee therefore when such services shall be performed an any other material matter with respect thereto.

2. Term

This Agreement shall become effective when executed by both Avasoft and Consultant and shall remain in effect for a period described in the accompanying Work Statement. The provisions of Sections 6, and 7 herein shall survive any termination of this Agreement.

3. Compensation

In consideration of the services to be performed by Consultant, Avasoft will pay Consultant the amounts specified in each Work Statement issued hereunder.

4. Invoices and Payments

Consultant will invoice Avasoft upon completion of each assignment. Invoice payment is due thirty (30) calendar days after receipt by Avasoft. Checks are to be made payable to Quereto Inc. After thirty (30) days interest will accrue at the rate of 10% per annum.

5. Independent Contractor

In performing services hereunder, Consultant shall at all times remain an independent contractor and shall not be considered to be an employee of Avasoft for any purposes. Avasoft shall not withhold any taxes from nor make any contributions to social security and unemployment compensation with respect to payments to Consultant hereunder and Consultant shall not be entitled to any benefits Avasoft may provide for its employees. Consultant's services will have to be completed to the satisfaction of Avasoft; however, the actual details of the services shall be under Consultant's control. If necessitated by the nature of the services, Avasoft may provide reasonable working space and access to its equipment as may be reasonably required. The services shall be performed in accordance

with this Agreement and any Work Statement issued hereunder, and in accordance with such requirements or restrictions a may be lawfully imposed by governmental authorities. Consultant shall also comply at its expense with all applicable provisions of workers' compensation laws, unemployment compensation laws, federal social security law, the Fair Labor Standards Act, and all other applicable federal, state and local laws and regulations relating to terms and conditions of employment required to be fulfilled by employees.

6. Confidentiality

In order that Consultant may assist Avasoft more effectively, Avasoft may disclose certain information relating to Avasoft's past, present or future research, marketing, development of usiness activities (all hereinafter referred to as "Confidential Information"). Except as required by the duties hereunder, Consultant will no directly or indirectly use, disseminate, lecture upon, publish, or disclose in any way, any of the Confidential Information disclosed to Consultant through research or other means pursuant to the services provided hereunder. Furthermore, Consultant agrees to sign and abide by the terms set forth in Avasoft's standard Non-Disclosure Agreement, containing Customer Information Confidentiality Provisions.

7. Conflict of Interest

This Agreement is intended to secure to Avasoft Consultant's assistance and cooperation and shall operate to preclude Consultant from performing services for others during the term of this Agreement which would result in a conflict of interest with the contractual relationship represented by this Agreement or any Work Statement issued hereunder. In the event that Consultant undertakes such services, Consultant shall promptly so notify Avasoft, and Avasoft may, at its option, terminate this Agreement and any Work Statements.

8. Assignment

Consultant may not assign this Agreement or any Work Statement issued hereunder or subcontracts its obligations hereunder without the prior written consent of Avasoft.

9. Termination and Cancellation

Either party may terminate this Agreement or any Work Statement hereunder upon giving thirty (30) calendar days prior written notice. In the event of a termination of Agreement by Consultant, all compensation earned will be due on the last day Consultant performs work for Avasoft. In the event of termination of the Agreement by Avasoft, for any cause other than for breech of this agreement, or sub-standard performance, all compensation earned, and unearned, vested and unvested, through the remainder of term of the Statement of Work shall be due on the last day

Consultant performs work for Avasoft..

10. No License Granted

No license, express or implied, under any patents or copyrights are granted hereunder by Avasoft to Consultant or by Consultant to Avasoft.

11. Entire Agreement

This Agreement, the documents referenced herein and the Work Statement appended hereto constitute the entire agreement between Consultant and Avasoft concerning the performance of services as described herein. No waiver, alteration or modification of any of the provisions of this Agreement nor any additions thereto shall be binding unless evidenced by a document in writing signed by Consultant and Avasoft.

12. State Law

The Agreement shall be interpreted under and be governed by the laws of the State of California.

13. Counterparts

This Agreement may be executed in counterparts, each of which will be deemed to be an original and together will constitute one and the same agreement.

Quereto, Inc.
6404 Brant Way
Rocklin, CA 95765

By: [signature]

Title: CEO

Date: July 1, 2006

Avasoft, Inc.
2206 Plaza Drive, Suite #100
Rocklin, CA 95765

By: [signature]

Title: CEO

Date: July 1, 2006

WORK STATEMENT TO
MASTER SERVICES AGREEMENT
EXHIBIT A

1. Services to be Performed

Consultant will assume responsibilities as head of operations and Chief Operating Officer for Avasoft. Working with the Chairman and CEO (Jim Wheeler) such responsibilities will include those generally associated with these roles in private entities including (but not limited to):

- Responsibility for all :
  - Products & product management,
  - Manufacturing,
  - Logistics related to the sale of Avasoft ice cream and dispensers;
  - Includes all Avasoft relationships, contracts, and agreements with third part providers.

- Oversight and supervision of:
  - Back office operations, processes, and administrative personnel and processes;
  - Includes functional areas of accounting, inventory, order entry and order processing, sales and marketing programs, etc.

2. Service Fee

As it is Avasoft's intent to retain Consultant's services for a period of time, Avasoft agrees to a retainer agreement of $15,000 per month. Payments are payable on the 15th day of every month for the prior month's service. In addition, to retain the services of John Quereto specifically, Avasoft and Consultant agree to the issue of 1,200,000 warrants of Avasoft common stock in the name of John K. Quereto Jr. at $1 per share. Warrants will vest over the term of this agreement, with 33.33% vesting on July 1 of each year.

3. Term of Agreement

The term of this agreement shall be from the effective date of this Agreement to July 1, 2009 or until this Work Statement is completed, cancelled or amended, whichever occurs first.

Quereto, Inc. 6404 Brant Way Rocklin, CA 95765	Avasoft, Inc. 2206 Plaza Drive, Suite #100 Rocklin, CA 95765
By: [signature]	By: [signature]
Title: CEO	Title: CEO
Date: July 1, 2006	Date: July 1, 2006